Exhibit 99.1

FOR IMMEDIATE RELEASE

Contacts:

Julie Blunden

Vice President External Affairs

408-470-4277

Helen Kendrick

Communications Manager

408-470-4285

hkendrick@sunpowercorp.com

SunPower Announces Partial Release of Lock-up Restrictions

Cypress and 16b Executive Officers Remain Under Original IPO Lock-up

SUNNYVALE, Calif., March 9, 2006 — SunPower Corporation (NASDAQ: SPWR), a Silicon Valley-based manufacturer of the world’s highest efficiency, commercially available solar cells and solar panels, today announced that Credit Suisse Group and Lehman Brothers, Inc., joint bookrunners for SunPower’s Initial Public Offering (IPO) in November of 2005, have agreed to a partial release of outstanding common shares from lock-up restrictions for eligible employees beginning March 10, 2006, through end-of-day March 17, 2006, when the Company’s insider trading black-out period begins. The release of the lock-up period then resumes on April 21, 2006, the day after SunPower announces its first quarter earnings.

SunPower’s 16b executive officers and Cypress Semiconductor Corp. remain subject to the original IPO lock-up restrictions. The underwriters’ original lock-up restrictions on SunPower’s common shares are detailed in the Company’s IPO prospectus and are available at http://investors.sunpowercorp.com.

With release of this lock-up, SunPower estimates that approximately 260,000 shares will be made available for trading. As of December 31, 2005, approximately 9.1 million shares of class A common stock were issued and outstanding. SunPower’s shares began trading on the Nasdaq National Market on November 17, 2005.

About SunPower

SunPower Corporation (NASDAQ: SPWR) designs and manufactures high-efficiency silicon solar cells and solar panels based on an all-back contact cell design. SunPower’s solar cells and panels generate up to 50 percent more power per unit area than conventional solar technologies and have a uniquely attractive, all-black appearance. For more information on SunPower or solar technology, please visit the SunPower website at http://www.sunpowercorp.com. SunPower is a majority-owned subsidiary of Cypress Semiconductor Corp. (NYSE: CY).

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SunPower Announce Partial Release of Lock-up - 2

Forward Looking Statement

Statements made in this release that are not historical in nature and that refer to SunPower’s plans and expectations for the future, are forward-looking statements made pursuant to the Private Securities Litigation Reform Act of 1995. We use words such as “estimates,” “anticipates,” “believes,” “expects,” “future,” “look forward,” ‘Planning,” “intends” and similar expressions to identify such forward-looking statements. Our actual results may differ materially due a variety of factors, including but not limited to the risks identified in our filings with the Securities and Exchange Commission. All forward-looking statements included in this release are based upon information available to SunPower as of the date of this release, which may change, and we assume no obligation to update any such forward-looking statement.

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SunPower is a registered trademark of SunPower Corporation. Cypress is a registered trademark of Cypress Semiconductor Corp. All other trademarks are the property of their respective owners.